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                                                                     Exhibit 5.1
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        [Letterhead of Skadden, Arps, Slate, Meagher & Flom (Illinois)]

                                 March 10, 1999


O'Reilly Automotive, Inc.
233 South Patterson
Springfield, Missouri 65802

Ladies and Gentlemen:

          We are acting as special counsel to O'Reilly Automotive, Inc., a Missouri corporation (the "Company"), in connection with the public offering of up to 4,761,000 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). Of the 4,761,000 Shares, 3,000,000 Shares (the "Company Firm Shares") are being issued and sold by the Company, 1,140,000 Shares (the "Shareholder Shares") are being sold by existing shareholders (the "Selling Shareholders") and 621,000 Shares (together with the Company Firm Shares, the "Company Shares") are subject to an over-allotment option granted by the Company to the Underwriters (as defined below). Of the Shares to be sold by the Selling Shareholders, 340,000 Shares (the "Stock Option Shares") will be obtained by the Selling Shareholders pursuant to the exercise of options granted to certain of the Selling Shareholders under separate Stock Option Agreements with the Company, each dated April 22, 1994 (collectively, the "Stock Option Agreements").

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-73377), as filed with the Securities and Exchange Commission (the "Commission") under the Act on March 3, 1999, and Amendment No. 1 thereto, as filed with the Commission on March 10, 1999 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company, as issuer, the
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Selling Shareholders and Donaldson, Lufkin & Jenrette Securities Corporation,
William Blair & Company and George K. Baum & Company (the "Underwriters"), filed as an exhibit to the Registration Statement; (iii) the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, as presently in effect; (iv) a specimen certificate representing the Common Stock; (v) certain resolutions of the Board of Directors of the Company (the "Resolutions"); (vi) the Company's 1993 Stock Option Plan (the "Plan"); and
(vii) the Stock Option Agreements. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Members of our firm are admitted to the practice of law in the State of Illinois, and we do not express any opinion as to the laws of any other jurisdiction. With respect to matters of Missouri law, we are relying, with your consent, solely on the opinion of Gallop, Johnson & Neuman, L.C., a copy of which has been delivered to you.

          Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1. when (i) the Registration Statement becomes effective; (ii) appropriate resolutions have been adopted by the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee"); (iii) the price at which the

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Company Shares are to be sold to the Underwriters pursuant to the Underwriting
Agreement and other matters relating to the issuance and sale of the Company Shares have been approved by the Pricing Committee in accordance with the Resolutions; (iv) the Underwriting Agreement has been duly executed and delivered; and (v) certificates representing the Company Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable.

          2. The Shareholder Shares, excluding the Stock Option Shares, have been validly issued and are fully paid and nonassessable.

          3. When issued upon the exercise of options granted under the Stock Option Agreements and paid for in accordance with the terms and conditions of the Plan and the Stock Option Agreements, the Stock Option Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                    Very truly yours,

                    /s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)

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